EXHIBIT 5.3
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                                                                 LONDON
                                                                 65 Fleet Street
                                                                 London EC4Y 1HS
Carnival plc                                               T  + 44 20 7936 4000
Carnival House                                      Direct T  + 44 20 7427 3959
5 Gainsford Street                                         F  + 44 20 7832 7001
London                                              Direct F  +
SE1 2NE                                                         LDE No 23
United Kingdom                                             E
                                                           W    freshfields.com
                                                      DOC ID    LB889580/5+
                                                     OUR REF    DH/CM
                                                    YOUR REF

[o] March 2004


Dear Sirs

                       REGISTRATION STATEMENT ON FORM S-4
INTRODUCTION

1. In connection with the registration statement (the REGISTRATION STATEMENT) on Form S-4 of Carnival plc, a public limited company incorporated under the laws of England and Wales (the COMPANY) and Carnival Corporation, a corporation organised under the laws of the Republic of Panama (CARNIVAL CORPORATION), under the Securities Act of 1933 (the SECURITIES ACT), we have been requested to provide an opinion on certain matters in connection with the Registration Statement. The Registration Statement relates to the registration under the Securities Act of the exchange offer for US$550,000,000 3 3/4% senior notes due 2007, issued on 10 November 2003 (the INITIAL NOTES) for a like amount of Carnival Corporation's registered 3 3/4% senior notes due 2007, as supplemented by a fourTh supplemental indenture dated 10 November 2003, pursuant to which the Initial Notes were issued (the EXCHANGE Notes) and (ii) a guarantee by the Company of Carnival Corporation's contractual monetary obligations under the Exchange Notes pursuant to the Carnival plc Deed of Guarantee between Carnival Corporation and the Company, dated as of April 17, 2003 (the CARNIVAL PLC GUARANTEE) (collectively, the SECURITIES).

2. We are acting as English legal advisers to you, the Company, for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a) the Registration Statement to be filed under the Act (the REGISTRATION STATEMENT);

(b) a copy of the current Memorandum and Articles of Association of the Company adopted on 17 April 2003;

(c)      a copy of the Carnival plc Guarantee;




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(d)      a copy of the Company's Certificate of Incorporation dated 19 July
         2000, issued by the Registrar of Companies of England and Wales, together with a copy of the Company's Certificate of Incorporation on change of name dated 17 April 2003;

(e) a company search carried out on [o] 2004 (carried out by us or by ICC Information Ltd. on our behalf) of the public documents of the Company kept at Companies House in Cardiff and Wales (the COMPANY SEARCH);

(f) a certificate issued to us by the Company Secretary of the Company dated [o] 2004,

and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

3. This opinion is confined to matters of English law as at the date of this opinion and is governed by and should be construed in accordance with English law. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties' agreement as to jurisdiction and/or choice of law or uphold the terms of the Securities. To the extent that the laws of the United States, the laws of the State of New York, the laws of the Isle of Man or the laws of the Republic of Panama may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws, including the matters contained in the opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Dickinson Cruickshank & Co. and Tapia Linares y Alfaro, referred to in the Registration Statement. We express no views on the validity of matters set out in such opinions.

ASSUMPTIONS

4. In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b) the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c) that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

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(d)      that each of the statements contained in the certificate of the Company
         Secretary of the Company dated [o] 2004 is true and correct as at the date hereof;

(e) that the Carnival plc Guarantee has been duly authorized, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of the Company, the laws of England);

(f) that each of the Carnival plc Guarantee and the Exchange Notes constitute legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws including the laws of the State of New York and the laws of the Isle of Man by which they are expressed to be governed (other than in the case of the Company, the laws of England) and assumed that satisfactory evidence of the laws of each of New York and the Isle of Man respectively, which is required to be pleaded and proved as a fact in any proceedings before the English Courts, could be so pleaded and proved;

(g) that the Carnival plc Guarantee has been entered into for bona fide commercial reasons and on arm's length terms by each of the parties thereto;

(h) that the Carnival plc Guarantee has not been terminated or amended and has been performed by each of the parties thereof in accordance with its terms;

(i) that the directors of the Company in authorising the filing of the Registration Statement and the execution and delivery of and performance of obligations under, the Carnival plc Guarantee and, when issued, the Exchange Notes have exercised their powers in accordance with their duties under all applicable laws and the Memorandum and Articles of Association of the Company;

(j) that the sale of the Securities or the consummation by the Company of the transactions contemplated by the issue of the Exchange Notes and the Carnival plc Guarantee (as relevant) will not constitute an "offer to the public" within the meaning of section 6 of the Public Offers of Securities Regulations 1995;

(k) that entering into or performing any of the above documents neither constitutes, nor is part of, a regulated activity carried on by any person in contravention of section 19 of the Financial Services and Markets Act 2000 (the FSMA);

(l)      that none of the above documents has been entered into:

         (i) in consequence of any communication in relation to which there has been a contravention of section 21 of the FSMA; or

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         (ii)     with a person who is authorised for the purposes of the FSMA, in consequence of something said or done by another person in the course of a regulated activity carried on by that person in contravention of section 19 of the FSMA;

(m) that the Registration Statement in draft and preliminary form and any other invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the Securities has only been and will only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to the Company. These circumstances are set out in the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) (the ORDER) and include circumstances where any such communication is made only to or may reasonably be regarded as directed only at persons who are "investment professionals" within the meaning of Article 19(5) of the Order or are persons falling within
         Article 49(2)(a) to (d) of the Order;

(n) that any act done or any conduct engaged in for the purposes of stabilizing the price of the Notes will be, or has been, done or engaged in conformity with the rules made under sections 144(1) and 144(3) of FSMA;

(o) that the information revealed by the Company Search was accurate in all respects and has not since the time of such search been altered; and

(p) that the information revealed by our oral enquiries on [o] 2004 of the Central Registry of Winding up Petitions (the WINDING UP ENQUIRY) was accurate in all respects and has not since the time of such enquiry been altered.

OPINION

5. On the basis of and subject to the foregoing and the matters set out in paragraphs 6 and 7 below and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this opinion as we consider relevant we are of the opinion that:

(a) the Company has been duly incorporated in Great Britain and registered in England and Wales as a public limited company and the Company Search revealed no order or resolution for the winding up of the Company and revealed no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator and our Winding up Enquiry has confirmed that no petition for the winding up of the Company has been presented within the period covered by such enquiries;

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(b)      the Company had the corporate power and capacity to enter into and perform its obligations under the Carnival plc Guarantee;

(c) the execution and delivery of the Carnival plc Guarantee and the performance of the Company's obligations thereunder do not violate the Memorandum and Articles of Association of the Company or any other relevant organisational documents of the Company or the laws of England and Wales applicable thereto.

QUALIFICATIONS

6.       Our opinion is subject to the following qualifications:

(a) the Company Search is not capable of revealing conclusively whether or not:

         (i) a winding up order has been made or a resolution passed for the winding up of a company; or

         (ii)     an administration order has been made; or

         (iii) a receiver, administrative receiver, administrator or liquidator has been appointed,

         since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

         In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

(b) the Winding up Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made;

(c) no opinion is given as to whether or not the chosen court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

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(d)      this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances.

OBSERVATIONS

7. It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.

8. We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

9. This opinion is addressed to you for your benefit for the purposes of the Registration Statement to be filed under the Securities Act and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose.

Yours faithfully


/s/ FRESHFIELDS BRUCKHAUS DERINGER
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FRESHFIELDS BRUCKHAUS DERINGER